FOR IMMEDIATE RELEASE	Wednesday, July 27, 2016

Gannett Reports Second Quarter 2016 Results of Operations
Revenues Increase Year-Over-Year
Digital-only Subscriptions Grow 40%
GAAP Diluted Earnings Per Share of $0.10, Adjusted Diluted Earnings Per Share of $0.30

McLean, VA - Gannett Co., Inc. (NYSE: GCI) ("Gannett" or "company" or "we") today reported second quarter 2016 results of operations.

Recent highlights include:

•	Net income of $12.3 million. Adjusted EBITDA of $89.7 million. Adjusted EBITDA margin of 12.0%.

•	National digital advertising revenue up 22.4%, up 18.5% excluding acquisitions.

•	Digital-only subscriptions grew 40%.

•	Completed the acquisition of Journal Media Group, Inc. (JMG) and North Jersey Media Group.

•	Announced the planned acquisition of digital marketing solutions leader ReachLocal (NASDAQ: RLOC).

•	USA TODAY NETWORK won The Native Creatives competition for branded VR campaign.

•	USA TODAY NETWORK publications The Detroit Free Press, Milwaukee Journal-Sentinel, and Burlington Free Press won Edward R. Morrow awards.

Robert J. Dickey, president and chief executive officer, said, "We are pleased to report tremendous progress in our strategy to further consolidate the U.S. publishing industry as well as make internal and acquisition investments to drive toward a digital future. By the end of the third quarter, we expect that annualized revenues acquired in the last twelve months will be more than $800 million, and the annualized digital component of our revenues will approach $1 billion. Additionally, we continue to pursue cost improvement initiatives in our core operations as well as recently acquired assets, particularly in the printing, packaging and distribution channel."

"Evidence of the success of our organic investments in digital is USA TODAY and Honda winning 'Best Breakthrough Content Experience' in Sharethrough’s Native Creatives competition for the VR/360-degree video created by Gannett that enabled viewers to experience the IndyCar series race in Honda’s Indy car. Our industry-leading VR/360-degree video content combined with new and soon to arrive equipment options have positioned us well in the industry, and we have recently developed VR advertising campaigns with such global advertising juggernauts as Honda, Toyota and Tourism Australia," Dickey concluded.

Beginning with the period post-spin from the company's former parent and in conjunction with the execution of new agreements with the company's former parent and certain of its affiliates, the company began reporting wholesale fees associated with sales of certain third party (principally Cars.com and CareerBuilder) digital advertising products and services on a net basis, as a reduction of the associated digital advertising revenues, rather than in operating expenses within its consolidated statements of operations. This change has no impact on reported operating income, operating cash flows, net income or earnings per share.

Operating revenues for the second quarter were $748.8 million compared to $727.1 million in the prior year, an increase of $21.7 million or 3.0%. Negatively impacting revenues were $15.6 million related to the reporting of sales of certain third party (principally Cars.com and CareerBuilder) digital advertising products on a net basis (as described above), $5.7 million of unfavorable foreign currency exchange rate changes and $9.7 million of selected exited operations and other items. Excluding these items, revenues increased $52.7 million, or 7.3%, compared to the second quarter of 2015. This increase was primarily attributable to the addition of JMG to the company's results of operations beginning April 8, 2016 and improvements in national digital advertising revenues, offset by ongoing advertiser demand shifts and the impact of an unfavorable affiliate agreement change with CareerBuilder and its negative impact on classified employment revenues.

Net income for the second quarter was $12.3 million and included $23.9 million of after-tax restructuring, severance and other items. Adjusted EBITDA for the quarter was $89.7 million compared to $97.0 million in the prior year, a decrease of $7.3 million. Contributing to the decrease in second quarter adjusted EBITDA were $6.9 million of reduced EBITDA contribution resulting from changes to the CareerBuilder affiliate agreement in August 2015 and $1.3 million in unfavorable foreign exchange rate changes. Overall declines in print advertising and circulation revenues are being offset by ongoing cost reductions and efficiency gains in operating expenses, increases in national digital advertising revenues, selective subscription price optimization strategies and operating results from acquired businesses.

Acquisitions and Integration

On April 8, 2016, Gannett completed its acquisition of all of the outstanding common stock of JMG for approximately $261 million, net of cash acquired. The company financed the transaction by borrowing $250 million under its revolving credit facility and using available cash on hand.

On June 27, 2016, Gannett announced the execution of a definitive merger agreement whereby it would acquire all of the outstanding shares of ReachLocal, Inc., for $4.60 per share in cash, via a tender offer and subsequent merger. This per share price represents a total enterprise value of approximately $156 million. The transaction has been unanimously approved by the Boards of Directors of both companies and is expected to be completed in the third quarter of 2016. Gannett expects this transaction to be approximately neutral to earnings per share in its first full year and modestly accretive in its second full year.

On July 6, 2016, Gannett completed the acquisition substantially all of the assets of North Jersey Media Group Inc., including The Record (Bergen County), the Herald News, and their affiliated digital properties. Also included in the acquisition are the Community News Group, the Magazine Group, and the Events Group. Gannett expects the transaction to contribute approximately $90 million in annual revenues and will approach approximately corporate-average margins by the end of the first full year of operations.

Cash Flow

Net cash flow from operating activities for the quarter was approximately $67.1 million. In addition to the cash conversion of its strong EBITDA performance in the quarter, the company generated approximately $7 million in cash from the disposition of certain real property resulting from its efficiency and consolidation efforts. Capital expenditures were approximately $16.0 million, primarily for printing and technology investments and real estate projects. During the quarter, the company paid dividends of $37.3 million.

At the end of the second quarter of 2016, the underfunded pension liability was $509.4 million, compared to $612.4 million as of December 27, 2015, a reduction of $103.0 million or 16.8%. Contributing to this reduction is the full year cash contribution of $25 million made to the Gannett Retirement Plan during the first quarter and the effect of foreign exchange rate changes.

Outlook

Given the continued successful implementation of the company's acquisition strategy, the company has revised its annual guidance and now expects year over year revenue growth for the second half of 2016 of between 7% and 9%. As a reminder, the third quarter tends to be a seasonally slower revenue quarter and the fourth quarter is generally the best revenue quarter of the year. Margins will remain under pressure, particularly in the third quarter, driven by the impact of recently acquired businesses, in part reflecting incremental investments being made to accelerate the integration of these businesses and achieve the expected synergies, as well as some other technology related investments. Also, because of our foreign currency exposure in the U.K., we estimate that the recent appreciation of the U.S. dollar relative to the Sterling, will result in a reduction in reported adjusted EBITDA of approximately $6 million for the second half of 2016.

Additionally for the second half of 2016, the company expects the following:

• Capital expenditures of $30-$40 million, not including real estate projects.
• Depreciation and amortization of approximately $65 million.
• Effective tax rate of 34-35%.

* * * *
Conference Call Information

As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live webcast through the company's investor site, http://investors.gannett.com/, or listen-only conference lines. U.S. callers should dial 855-462-1958 and international callers should dial 503-343-6635 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 45771000.

Forward Looking Statements

This press release contains certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control.
The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things:

•competitive pressures in the markets in which we operate;

•	increased consolidation among major retailers or other events which may adversely affect business operations of major customers and depress the level of local and national advertising;

•	macroeconomic trends and conditions;

•	economic downturns leading to a continuing or accelerated decrease in circulation or local, national or classified advertising;

•	potential disruption or interruption of our operations due to accidents, extraordinary weather events, civil unrest, political events, terrorism or cyber security attacks;

•	an accelerated decline in general print readership and/or advertiser patterns as a result of competitive alternative media or other factors;

•	our inability to adapt to technological changes or grow our online business;

•	an increase in newsprint costs over the levels anticipated;

•	labor relations, including, but not limited to, labor disputes which may cause revenue declines or increased labor costs;

•	risks and uncertainties related to our ability to successfully integrate JMG’s operations and employees with our existing business;

•
risks and uncertainties related to the satisfaction of the conditions of the merger agreement between Gannett and ReachLocal and the consummation of the transactions contemplated by the merger agreement on a timely basis;

•	our ability to successfully integrate ReachLocal’s operations and employees with our existing business following the closing of the transactions contemplated by the merger agreement;

•	an inability to realize benefits or synergies from acquisitions of new businesses or dispositions of existing businesses, or to operate businesses effectively following acquisitions or divestitures;

•	our ability to attract and retain key employees;

•	rapid technological changes and frequent new product introductions prevalent in electronic publishing;

•	a weakening in the Sterling compared to the U.S. dollar exchange rate;

•
volatility in financial and credit markets, which could affect our ability to raise funds through debt or equity issuances and otherwise affect our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms;

•	changes in the regulatory environment, which could encumber or impede our efforts to improve operating results or the value of assets;

•	credit rating downgrades, which could affect the availability and cost of future financing;

•	adverse outcomes in proceedings with governmental authorities or administrative agencies;

•	an other than temporary decline in operating results and enterprise value that could lead to non-cash goodwill, other intangible asset, investment or property, plant and equipment impairment charges;

•	our dependence on our former parent and other third parties to perform important services for us following the separation;

•	our inability to engage in certain corporate transactions following the separation;

•	any failure to realize expected benefits from, or the possibility that we may be required to incur unexpected costs as a result of, the separation; and

•	other uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

A further description of these and other important risks, trends, uncertainties and other factors are discussed in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s annual report on Form 10-K for fiscal year 2015 and subsequent quarterly reports on Form 10-Q. Any forward-looking statements should be evaluated in light of these important risk factors. The company is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This press release also contains a discussion of certain non-GAAP financial measures that the company presents to allow investors and analysts to measure, analyze and compare its financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the tables accompanying this press release.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of more than 100 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

For investor inquiries, contact:	For media inquiries, contact:
Michael P. Dickerson	Amber Allman
Vice President, Investor Relations & Real Estate	Vice President, Corporate Communications
703-854-6185	703-854-5358
mdickerson@gannett.com	aallman@gannett.com

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CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1

	Three months ended		Six months ended
	Jun. 26, 2016	Jun. 28, 2015	Jun. 26, 2016	Jun. 28, 2015

Operating revenues:
Advertising	$409,834	$410,487	$761,055	$807,753
Circulation	287,586	265,904	550,289	537,162
Other	51,371	50,681	96,815	99,517
Total operating revenues	748,791	727,072	1,408,159	1,444,432

Operating expenses:
Cost of sales and operating expenses	486,647	468,531	906,410	948,375
Selling, general and administrative expenses	203,236	176,884	369,561	355,213
Depreciation	29,292	23,958	53,251	48,386
Amortization	1,640	3,608	2,958	7,007
Facility consolidation and asset impairment charges	3,943	5,097	4,487	6,646
Total operating expenses	724,758	678,078	1,336,667	1,365,627
Operating income	24,033	48,994	71,492	78,805

Non-operating income (expense):
Equity income in unconsolidated investees, net	469	4,495	1,610	10,802
Other non-operating items	(3,422)	22,895	(7,645)	21,437
Total non-operating income (expense)	(2,953)	27,390	(6,035)	32,239

Income before income taxes	21,080	76,384	65,457	111,044
Provision for income taxes	8,806	23,057	21,891	24,470
Net income	$12,274	$53,327	$43,566	$86,574

Earnings per share - basic	$0.11	$0.46	$0.37	$0.75
Earnings per share - diluted	$0.10	$0.46	$0.37	$0.75

Weighted average number of common shares outstanding:
Basic	116,516	114,959	116,414	114,959
Diluted	118,955	114,959	118,805	114,959

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the related GAAP measures, and should be read together with financial information presented on a GAAP basis.

Adjusted EBITDA is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EBITDA, which may not be comparable to a similarly titled measure reported by other companies, as net income before (1) income taxes, (2) interest expense, (3) equity income, (4) other non-operating items, (5) severance related charges (including early retirement programs), (6) other transformation items, (7) asset impairment charges, (8) depreciation and (9) amortization. The most directly comparable GAAP financial measure is net income.

Adjusted diluted earnings per share ("EPS") is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EPS, which may not be comparable to a similarly titled measure reported by other companies, as EPS before tax-effected (1) severance related charges (including early retirement programs), (2) other transformation items, (3) asset impairment charges and (4) acquisition related expenses (gains). The tax impact on these non-GAAP tax deductible adjustments is based on the estimated statutory tax rate for the United Kingdom of 20% and the United States of 38.7%. In addition, tax is adjusted for the impact of nondeductible acquisition costs. The most directly comparable GAAP financial measure is diluted EPS.

Adjusted net income is a non-GAAP financial performance measure that the company uses for the purpose of calculating adjusted EPS. Adjusted net income is defined as net income before the adjustments we apply in calculating adjusted EPS, as described above. We believe that presenting adjusted net income is useful to enable investors to understand how we calculate adjusted EPS, which provides a useful view of the overall operation of the company's business. The most directly comparable GAAP financial measure is net income.

Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items that we believe are critical to the ongoing success of our business. The company defines free cash flow, which may not be comparable to a similarly titled measure reported by other companies, as net cash flow from (used for) operating activities as reported on the statement of cash flows less capital expenditures, which results in a figure representing free cash flow available for use in operations, additional investments and returns to shareholders. The most directly comparable GAAP financial measure is net cash from operating activities.

The company uses non-GAAP financial measures for purposes of evaluating its performance and liquidity. Therefore, the company believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view our businesses through the eyes of our management and Board of Directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of our business. Many of our peer group companies present similar non-GAAP measures to better facilitate industry comparisons.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 2

	Three months ended		Six months ended
	Jun. 26, 2016	Jun. 28, 2015	Jun. 26, 2016	Jun. 28, 2015

Net income (GAAP basis)	$12,274	$53,327	$43,566	$86,574
Provision for income taxes	8,806	23,057	21,891	24,470
Equity income in unconsolidated investees, net	(469)	(4,495)	(1,610)	(10,802)
Other non-operating items	3,422	(22,895)	7,645	(21,437)
Operating income (GAAP basis)	24,033	48,994	71,492	78,805
Early retirement program	(244)	7,801	835	7,801
Severance related charges	18,242	7,568	20,859	19,513
Acquisition related items	12,788	—	14,639	—
Other transformation items	223	1,479	(419)	3,028
Asset impairment charges	3,720	3,618	3,706	3,618
Depreciation	29,292	23,958	53,251	48,386
Amortization	1,640	3,608	2,958	7,007
Adjusted EBITDA (non-GAAP basis)	$89,694	$97,026	$167,321	$168,158

NON-GAAP FINANCIAL INFORMATION ADJUSTED DILUTED EPS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 3

	Three months ended		Six months ended
	Jun. 26, 2016	Jun. 28, 2015	Jun. 26, 2016	Jun. 28, 2015

Early retirement program	$(244)	$7,801	$835	$7,801
Severance related charges	18,242	7,568	20,859	19,513
Acquisition related items	12,788	(20,621)	14,639	(20,621)
Other transformation items	223	1,479	(419)	3,028
Asset impairment charges	3,720	3,618	3,769	3,618
Pretax impact	34,729	(155)	39,683	13,339
Income tax impact of above items	(10,864)	775	(12,657)	(3,964)
Impact of items affecting comparability on net income	$23,865	$620	$27,026	$9,375

Net income (GAAP basis)	$12,274	$53,327	$43,566	$86,574
Impact of items affecting comparability on net income	23,865	620	27,026	9,375
Adjusted net income (non-GAAP basis)	$36,139	$53,947	$70,592	$95,949

Earnings per share - diluted (GAAP basis)	$0.10	$0.46	$0.37	$0.75
Impact of items affecting comparability on net income	0.20	0.01	0.22	0.08
Adjusted earnings per share - diluted (non-GAAP basis)	$0.30	$0.47	$0.59	$0.83
Diluted weighted average number of common shares outstanding	118,955	114,959	118,805	114,959

NON-GAAP FINANCIAL INFORMATION FREE CASH FLOW Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 4

	Three months ended Jun. 26, 2016	Six months ended Jun. 26, 2016

Net cash flow from operating activities (GAAP basis)	$67,111	$81,147
Capital expenditures	(15,983)	(26,136)
Free cash flow (non-GAAP basis)	$51,128	$55,011